Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 12:45 PM 04/27/2012 FILED 12:28 PM 04/27/2012 SRV 120483051 - 2519401 FILE

Certificate of Amendment
Of
Certificate of Incorporation
Of
TILDEN ASSOCIATES INC.

Tilden Associates Inc., a corporation organized and existing under the laws of the State of  Delaware (the "Corporation") hereby certifies as follows:

1.    FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and replacing it with Article First set forth below: "FIRST: The name of this corporation shall be:

CARRIER ALLIANCE HOLDINGS, INC."

2.   The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH in its entirety and replacing it with Article Fourth set forth below:

"FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares, of which Fifty Million (50,000,000) shares having a par value of $.0005 per share are to be classified as Blank Check Preferred Stook and One Hundred Fifty Million (150,000,000) shares having a par value of $.0005 per share are to be classified as Common Stock.

Immediately prior to the time this amendment becomes effective, each Ten (10) shares of the Corporation's Common Stock, par value $.0005 per share, issued and outstanding shall be converted and reclassified into One (1) share of the Corporation's Common Stock, par value $.005 per share.

Any fractional shares resulting from conversion will be rounded up to the nearest whole number.'

3.   The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class ofbe tstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 27 day of April, 2012

By: /s/ Christopher Panzeca
Name: Christopher Panzeca
Title: Chief Executive Officer